Exhibit 99.1

California BanCorp Reports Financial Results for the First Quarter Ended

March 31, 2021

Oakland, CA – April 30, 2021 – California BanCorp (NASDAQ: CALB), whose subsidiary is California Bank of Commerce, announced today its financial results for the first quarter ended March 31, 2021.

The Company reported net income of $2.8 million for the first quarter of 2021, representing an increase of $1.0 million, or 57%, compared to $1.8 million for the fourth quarter of 2020 and an increase of $2.3 million, or 494%, compared to $473,000 in the first quarter of 2020.

Diluted per share earnings of $0.34 for the first quarter of 2021 compared to $0.22 for the fourth quarter of 2020 and $0.06 for the first quarter of 2020.

“We delivered a record quarter of earnings in the first quarter driven by our continued strong core loan and deposit growth, which we were able to generate while also helping clients access the Paycheck Protection Program (“PPP”) and originating a significant volume of loans in the second round of the program,” said Steven Shelton, President and CEO of California BanCorp. “The commercial banking platform we have built with highly experienced bankers offering sophisticated financial products and services through a relationship-based approach is enabling us to continue to take market share, win full banking relationships with high quality operating companies, and originate loans with attractive risk-adjusted yields that support our net interest margin. Our success in loan production and deposit gathering is resulting in strong balance sheet growth, improving operating leverage, and a higher level of profitability. During the first quarter, we saw balanced loan production across our commercial banking platform, as the investments we have made to expand our presence in key markets and develop expertise in niche lending areas continue to produce good results. Our new business pipeline remains healthy, which we believe positions us well to continue driving the growth in our balance sheet that will lead to further improvement in our profitability in the future.”

Financial Highlights:

Profitability - three months ended March 31, 2021 compared to December 31, 2020

•	Net income of $2.8 million and $0.34 per diluted share, compared to $1.8 million and $0.22 per share, respectively.

•	Revenue of $14.3 million increased $578,000, or 4%, compared to $13.7 million for the fourth quarter of 2020.

•

Provision for loan losses decreased $400,000 due to improved credit quality and continued adjustments in the qualitative reserve assessment in response to general macroeconomic changes related to COVID-19 as it pertains to our overall loan portfolio.

•	Non-interest expense, excluding capitalized loan origination costs, of $11.6 million remained consistent with the fourth quarter of 2020 level of $11.6 million.

Financial Position – March 31, 2021 compared to December 31, 2020

•	Total assets increased by $41.8 million, or 2%, to $1.95 billion primarily as the result of loan growth during the quarter, which was funded by the growth in our deposit portfolio.

•

Total gross loans increased by $101.2 million, or 7%, to $1.47 billion. Excluding the impact of new PPP loans funded and certain PPP loans forgiven by the SBA, total gross loans increased during the first quarter by $54.2 million, or 5%, to $1.12 billion.

•	Total deposits increased by $97.5 million, or 6%, to $1.63 billion.

•	Total borrowings decreased by $54.2 million, or 29%, to $134.8 million due to repayment of borrowings under the Federal Reserve Paycheck Protection Program Liquidity Facility (“PPPLF”).

•	Capital ratios, including the impact of PPP loan activity, remain healthy with a tier-one leverage ratio of 7.46%, tier I capital ratio of 9.47% and total risk-based capital ratio of 12.34%.

Business Impact of COVID-19:

In response to the continued evolving COVID-19 pandemic, the Company has focused first on the well-being of its people, customers and communities. Preventative health measures were put in place including elimination of business related travel requirements, mandatory work from home for all employees able to do so, social distancing precautions for all employees in the office and customers visiting branches, and preventative cleaning at offices and branches.

The Company has also focused on business continuity measures including monitoring potential business interruptions, making improvements to our remote working technology, and conducting regular discussions with our technology vendors to ensure full functionality throughout this event.

The Company has taken measures to support customers affected by the pandemic and to maintain strong asset quality, including:

•	Implementing a broad-based risk management strategy to manage credit segments on a real-time basis;

•	Monitoring portfolio risk and related mitigation strategies by segments;

•	Helping business clients receive PPP and other loan products under the CARES Act:

•

Following the launch of PPP in April 2020, we processed 100% of the approximately 730 applications received and all of the applications we submitted to the SBA received approval, resulting in $362.0 million in loan fundings. At March 31, 2021, approximately $130.2 million of these balances have been granted forgiveness by the SBA.

•

Following the re-launch of the PPP program in January 2021, we processed 100% of the approximately 370 applications received and all of the applications we submitted to the SBA received approval, resulting in $117.3 million in additional loan fundings.

•

Offering flexible repayment options to current clients and a streamlined loan modification process, when appropriate. Beginning in March 2020, we launched a proactive deferral program that resulted in modification of 383 loans with an aggregate balance of approximately $323.9 million. At March 31, 2021, four loans totaling $9.5 million were on a deferred status or have had a structure modification under the CARES Act guidelines.

Net Interest Income and Margin:

Net interest income for the quarter ended March 31, 2021 was $13.3 million, an increase of $573,000 or 4%, over $12.8 million for the three months ended December 31, 2020, and an increase of $3.2 million, or 31%, over $10.2 million for the quarter ended March 31, 2020. The increase in net interest income compared to the fourth quarter of 2020 was primarily attributable to the growth of the loan portfolio combined with a reduction in the average cost of deposits. Compared to the first quarter of 2020, the increase in net interest income resulted from growth in earning assets and amortization of fees received on PPP loans offset, in part, by the decline in short-term interest rates and higher liquidity.

The Company’s net interest margin for the quarter was 2.94%, compared to 2.66% for the fourth quarter of 2020 and 3.80% for the same period in 2020. The increase in margin compared to the prior quarter was primarily due to the growth of the loan portfolio combined with a reduction in the average cost of deposits. The decrease in margin from the same period last year was primarily the result of a decrease in short-term interest rates, partially offset by fees recognized on PPP loans.

Non-Interest Income:

The Company’s non-interest income for the quarters ended March 31, 2021, December 31, 2020, and March 31, 2020 was $921,000, $916,000 and $1.3 million, respectively. The decrease in noninterest income from the first quarter of 2020 was primarily due to a decrease in service charges and loan related fees.

Net interest income and non-interest income comprised total revenue of $14.3 million, $13.7 million, and $11.5 million for the quarters ended March 31, 2021, December 31, 2020, and March 31, 2020, respectively.

Non-Interest Expense:

The Company’s non-interest expense for the quarters ended March 31, 2021, December 31, 2020, and March 31, 2020 was $10.1 million, $10.4 million, and $10.4 million, respectively. The decrease in non-interest expense was primarily due to capitalized loan origination costs related to growth in the loan portfolio.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 70.70%, 76.15%, and 90.72% for the quarters ending March 31, 2021, December 31, 2020, and March 31, 2020, respectively.

Balance Sheet:

Total assets of $1.95 billion as of March 31, 2021, represented an increase of $41.8 million, or 2%, compared to $1.91 billion at December 31, 2020 and an increase of $740.1 million, or 61% compared to $1.21 billion at March 31, 2020.

Total loans increased by $101.2 million, or 7% to $1.47 billion at March 31, 2021, from $1.37 billion at December 31, 2021 and $501.4 million, or 52% compared to $968.9 million at March 31, 2020. Loan growth in the first quarter of 2021 compared to the fourth quarter of 2020 was centered in commercial loans and in commercial real estate loans of $24.5 million and $22.8 million, respectively, and an increase in SBA loans of $46.7 million due to additional net fundings of PPP loans.

Year-over-year loan growth was primarily due to the origination of $492.2 million in PPP loans as well as increases in commercial loans and commercial real estate of $22.7 million and $76.8 million, respectively. In addition, the Company purchased two portfolios of residential solar loans totaling $47.4 million. These increases were partially offset by approximately $130.2 million of PPP loans that were forgiven by the SBA.

Total deposits increased by $97.5 million, or 6% to $1.63 billion at March 31, 2021, from $1.53 billion at December 31, 2020 and $600.9 million, or 58% over $1.03 billion at March 31, 2020. The increase in total deposits from the end of the fourth quarter of 2020 was primarily due to growth of non-interest bearing demand deposits of $69.5 million and money market and savings deposits of $46.9 million.

Compared to the same period last year, deposit growth was primarily concentrated in noninterest-bearing demand and money market deposits as the result of funding PPP loans and organic growth. Non-interest bearing deposits, primarily commercial business operating accounts, represented 45.6% of total deposits at March 31, 2021, compared to 43.9% at December 31, 2020 and 39.2% at March 31, 2020.

Asset Quality:

The provision for credit losses decreased to $300,000 for the first quarter of 2021, compared to $700,000 for the fourth quarter of 2020 and $400,000 for the first quarter of 2020. Net loan recoveries in the first quarter of 2021 were $166,000 or 0.01% of gross loans, compared to net recoveries of $26,000, or 0.00%, in the fourth quarter of 2020 and net recoveries of $90,000, or 0.01%, in the first quarter of 2020.

Non-performing assets (“NPAs”) to total assets of 0.01% at March 31, 2021 and December 31, 2020, compared to 0.22% at March 31, 2020, with non-performing loans of $234,000, $234,000 and $2.7 million, respectively, on those dates.

The allowance for loan losses increased by $466,000, or 3% to $14.6 million, or 0.99% of total loans at March 31, 2021, compared to $14.1 million, or 1.03% at December 31, 2020 and $11.6 million, or 1.19% of total loans at March 31, 2020. The decrease in the allowance as a percentage of total loans at March 31, 2021 compared to December 31, 2020 and March 31, 2020 reflects the impact of PPP loans, which are guaranteed by the SBA.

Capital Adequacy:

At March 31, 2021, shareholders’ equity totaled $139.2 million compared to $136.4 million at December 31, 2020 and $131.2 million one year ago. As a result, the Company’s total risk-based capital ratio, tier one capital ratio and leverage ratio of 12.34%, 9.47%, and 7.46%, respectively, were all substantially above the regulatory standards for “well-capitalized” institutions of 10.00%, 8.00% and 5.00% respectively.

“We have seen meaningful progress on our goal of improving the operating leverage from last year’s balance sheet growth. Compared to the first quarter of last year our efforts increased quarterly revenue by $2.8 million while keeping noninterest expenses flat through an extremely challenging operating environment,” said Thomas A. Sa, Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer of California BanCorp. “We also continue to see healthy asset quality and a low level of credit losses, as our borrowers continue to perform well despite the impact of the ongoing pandemic.”

About California BanCorp:

California BanCorp, the parent company for California Bank of Commerce, offers a broad range of commercial banking services to closely held businesses and professionals located throughout Northern California. The Company’s common stock trades on the Nasdaq Global Select marketplace under the symbol CALB. For more information on California BanCorp, call us at (510) 457-3615, or visit us at www.californiabankofcommerce.com.

Contacts:

Steven E. Shelton, (510) 457-3751

President and Chief Executive Officer

seshelton@bankcbc.com

Thomas A. Sa, (510) 457-3775

Senior Executive Vice President

Chief Financial Officer and Chief Operating Officer

tsa@bankcbc.com

Use of Non-GAAP Financial Information:

This press release contains both financial measures based on GAAP and non-GAAP. Non-GAAP financial measures are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-Looking Information:

Statements in this news release regarding expectations and beliefs about future financial performance and financial condition, as well as trends in the Company’s business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that the Company makes about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond the Company’s control. As a result of those risks and uncertainties, the Company’s actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause the Company to make changes to future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that the Company will not be able to continue its internal growth rate; the risk that the United States economy will experience slowed growth or recession or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect, among other things, the values of real estate collateral supporting many of the Company’s loans, interest income and interest rate margins and, therefore, the Company’s future operating results; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2020 which is on file with the Securities and Exchange Commission (the “SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which we expect to file with the SEC during the second quarter of 2021, and readers of this release are urged to review the additional information that will be contained in that report.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and may continue to adversely affect, our business, operations, financial performance and prospects. Even after the COVID-19 pandemic subsides, it is possible that the U.S. and other major economies experience or continue to experience a prolonged recession, which could materially and adversely affect our business, operations, financial performance and prospects. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. The Company disclaims any obligation to update forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise, except as may be required by.

FINANCIAL TABLES FOLLOW

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION (UNAUDITED) - PROFITABILITY

(Dollars in Thousands, Except Per Share Data)

			Change			Change
QUARTERLY HIGHLIGHTS:	Q1 2021	Q4 2020	$	%	Q1 2020	$	%
Interest income	$15,032	$14,748	$284	2%	$12,303	$2,729	22%
Interest expense	1,696	1,985	(289)	-15%	2,121	(425)	-20%

Net interest income	13,336	12,763	573	4%	10,182	3,154	31%
Provision for loan losses	300	700	(400)	-57%	400	(100)	-25%

Net interest income after provision provision for loan losses	13,036	12,063	973	8%	9,782	3,254	33%
Non-interest income	921	916	5	1%	1,290	(369)	-29%
Non-interest expense	10,080	10,416	(336)	-3%	10,407	(327)	-3%

Income before income taxes	3,877	2,563	1,314	51%	665	3,212	483%
Income tax expense	1,068	778	290	37%	192	876	456%

Net income	$2,809	$1,785	$1,024	57%	$473	$2,336	494%

Diluted earnings per share	$0.34	$0.22	$0.12	55%	$0.06	$0.28	467%

Net interest margin	2.94%	2.66%	+28 Basis Points		3.80%	-86 Basis Points
Efficiency ratio	70.70%	76.15%	-545 Basis Points		90.72%	-2,002 Basis Points

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION (UNAUDITED) - FINANCIAL POSITION

(Dollars in Thousands, Except Per Share Data)

			Change			Change
PERIOD-END HIGHLIGHTS:	Q1 2021	Q4 2020	$	%	Q1 2020	$	%
Total assets	$1,947,588	$1,905,779	$41,809	2%	$1,207,482	$740,106	61%
Gross loans	1,470,313	1,369,070	101,243	7%	968,945	501,368	52%
Deposits	1,629,715	1,532,206	97,509	6%	1,028,861	600,854	58%
Tangible equity	131,634	128,856	2,778	2%	123,608	8,026	6%
Tangible book value per share	$16.07	$15.77	$0.30	2%	$15.22	$0.85	6%
Tangible equity / total assets	6.76%	6.76%	N/A		10.24%	-348 Basis Points
Gross loans / total deposits	90.22%	89.35%	+87 Basis Points		94.18%	-396 Basis Points
Noninterest-bearing deposits / total deposits	45.56%	43.93%	+163 Basis Points		39.19%	+637 Basis Points

QUATERLY AVERAGE			Change			Change
HIGHLIGHTS:	Q1 2021	Q4 2020	$	%	Q1 2020	$	%
Total assets	$1,922,739	$1,993,661	$(70,922)	-4%	$1,167,803	$754,936	65%
Total earning assets	1,839,437	1,910,656	(71,219)	-4%	1,077,431	762,006	71%
Gross loans	1,415,506	1,375,664	39,842	3%	952,303	463,203	49%
Deposits	1,569,170	1,516,441	52,729	3%	999,984	569,186	57%
Tangible equity	129,865	127,981	1,884	1%	123,752	6,113	5%
Tangible equity / total assets	6.75%	6.42%	+33 Basis Points		10.60%	-385 Basis Points
Gross loans / total deposits	90.21%	90.72%	-51 Basis Points		95.23%	-502 Basis Points
Noninterest-bearing deposits / total deposits	43.97%	44.68%	-71 Basis Points		37.50%	+647 Basis Points

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED INTERIM FINANCIAL INFORMATION (UNAUDITED) - ASSET QUALITY

(Dollars in Thousands)

ALLOWANCE FOR LOAN LOSSES:	03/31/21	12/31/20	09/30/20	06/30/20	03/31/20
Balance, beginning of period	$14,111	$13,385	$12,524	$11,565	$11,075
Provision for loan losses, quarterly	300	700	850	2,930	400
Charge-offs, quarterly	—	—	—	(1,976)	—
Recoveries, quarterly	166	26	11	5	90

Balance, end of period	$14,577	$14,111	$13,385	$12,524	$11,565

NONPERFORMING ASSETS:	03/31/21	12/31/20	09/30/20	06/30/20	03/31/20
Loans accounted for on a non-accrual basis	$234	$234	$580	$1,243	$2,650
Loans with principal or interest contractually past due 90 days or more and still accruing interest	—	—	—	—	—

Nonperforming loans	$234	$234	$580	$1,243	$2,650
Other real estate owned	—	—	—	—	—

Nonperforming assets	$234	$234	$580	$1,243	$2,650

Loans restructured and in compliance with modified terms	—	—	—	—	624

Nonperforming assets and restructured loans	$234	$234	$580	$1,243	$3,274

Nonperforming loans by asset type:
Commercial	—	—	346	1,008	2,306
Real estate other	—	—	—	—	—
Real estate construction and land	—	—	—	—	—
SBA	234	234	234	235	344
Other	—	—	—	—	—

Nonperforming loans	$234	$234	$580	$1,243	$2,650

ASSET QUALITY:	03/31/21	12/31/20	09/30/20	06/30/20	03/31/20
Allowance for loan losses / gross loans	0.99%	1.03%	0.99%	0.96%	1.19%
Allowance for loan losses / nonperforming loans	6229.49%	6030.34%	2307.76%	1007.56%	436.42%
Nonperforming assets / total assets	0.01%	0.01%	0.03%	0.07%	0.22%
Nonperforming loans / gross loans	0.02%	0.02%	0.04%	0.10%	0.27%
Net quarterly charge-offs / gross loans	-0.01%	0.00%	0.00%	0.15%	-0.01%

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands, Except Per Share Data)

	Three months ended
	03/31/21	12/31/20	03/31/20
INTEREST INCOME
Loans	$14,584	$14,305	$11,783
Federal funds sold	88	131	329
Investment securities	360	312	191

Total interest income	15,032	14,748	12,303

INTEREST EXPENSE
Deposits	1,191	1,359	1,994
Other	505	626	127

Total interest expense	1,696	1,985	2,121

Net interest income	13,336	12,763	10,182
Provision for loan losses	300	700	400

Net interest income after provision for loan losses	13,036	12,063	9,782

NON-INTEREST INCOME
Service charges and other fees	641	662	970
Other non-interest income	280	254	320

Total non-interest income	921	916	1,290

NON-INTEREST EXPENSE
Salaries and benefits	6,367	7,072	6,477
Premises and equipment	1,197	1,125	1,139
Other	2,516	2,219	2,791

Total non-interest expense	10,080	10,416	10,407

Income before income taxes	3,877	2,563	665
Income taxes	1,068	778	192

NET INCOME	$2,809	$1,785	$473

EARNINGS PER SHARE
Basic earnings per share	$0.34	$0.22	$0.06

Diluted earnings per share	$0.34	$0.22	$0.06

Average common shares outstanding	8,179,667	8,152,052	8,103,248

Average common and equivalent shares outstanding	8,242,467	8,203,931	8,169,898

PERFORMANCE MEASURES
Return on average assets	0.59%	0.36%	0.16%
Return on average equity	8.29%	5.25%	1.45%
Return on average tangible equity	8.77%	5.55%	1.54%
Efficiency ratio	70.70%	76.15%	90.72%

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	03/31/21	12/31/20	09/30/20	06/30/20	03/31/20
ASSETS
Cash and due from banks	$18,475	$22,485	$23,339	$22,246	$22,792
Federal funds sold	342,305	396,032	480,555	485,823	117,818
Investment securities	58,105	55,093	50,906	39,723	34,344
Loans:
Commercial	439,044	414,548	379,400	365,881	416,308
Real estate other	573,520	550,690	539,541	508,916	496,765
Real estate construction and land	45,550	37,193	36,596	49,524	41,697
SBA	364,273	317,564	373,921	373,429	12,797
Other	47,926	49,075	25,706	1,731	1,378

Loans, gross	1,470,313	1,369,070	1,355,164	1,299,481	968,945
Unearned fee income	(1,569)	523	(1,054)	(1,569)	2,902
Allowance for loan losses	(14,577)	(14,111)	(13,385)	(12,524)	(11,565)

Loans, net	1,454,167	1,355,482	1,340,725	1,285,388	960,282
Premises and equipment, net	5,452	5,778	5,933	4,709	3,427
Bank owned life insurance	23,920	23,718	23,577	23,434	23,284
Goodwill and core deposit intangible	7,544	7,554	7,564	7,575	7,585
Accrued interest receivable and other assets	37,620	39,637	40,152	41,528	37,950

Total assets	$1,947,588	$1,905,779	$1,972,751	$1,910,426	$1,207,482

LIABILITIES
Deposits:
Demand noninterest-bearing	$742,574	$673,100	$633,726	$643,354	$403,248
Demand interest-bearing	33,022	34,869	32,680	28,769	21,083
Money market and savings	670,517	623,603	582,953	549,084	459,712
Time	183,602	200,634	187,873	164,495	144,818

Total deposits	1,629,715	1,532,206	1,437,232	1,385,702	1,028,861

Junior subordinated debt securities	24,999	24,994	24,990	4,986	4,981
Other borrowings	134,819	189,043	352,703	364,703	22,000
Accrued interest payable and other liabilities	18,877	23,126	23,231	21,370	20,447

Total liabilities	1,808,410	1,769,369	1,838,156	1,776,761	1,076,289

SHAREHOLDERS’ EQUITY
Common stock	108,431	107,948	107,776	107,241	106,790
Retained earnings	30,629	27,821	26,036	25,541	23,991
Accumulated other comprehensive (loss)	118	641	783	883	412

Total shareholders’ equity	139,178	136,410	134,595	133,665	131,193

Total liabilities and shareholders’ equity	$1,947,588	$1,905,779	$1,972,751	$1,910,426	$1,207,482

CAPITAL ADEQUACY
Tier I leverage ratio	7.46%	7.49%	7.84%	8.13%	10.66%
Tier I risk-based capital ratio	9.47%	10.11%	10.57%	11.27%	10.62%
Total risk-based capital ratio	12.34%	13.22%	13.80%	12.87%	12.07%
Total equity/ total assets	7.15%	7.16%	6.82%	7.00%	10.87%
Book value per share	$16.99	$16.69	$16.52	$16.43	$16.15
Common shares outstanding	8,189,598	8,171,734	8,149,678	8,133,457	8,121,848

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended March 31,			Three months ended December 31,
	2021			2020
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets:
Loans (1)	$1,415,506	4.18%	$14,584	$1,375,664	4.14%	$14,305
Federal funds sold	369,223	0.10%	88	480,790	0.11%	131
Investment securities	54,708	2.67%	360	54,202	2.29%	312

Total interest earning assets	1,839,437	3.31%	15,032	1,910,656	3.07%	14,748

Noninterest-earning assets:
Cash and due from banks	23,033			20,616
All other assets (2)	60,269			62,389

TOTAL	$1,922,739			$1,993,661

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$34,512	0.13%	$11	$33,674	0.13%	$11
Money market and savings	644,740	0.61%	972	604,578	0.74%	1,118
Time	199,953	0.42%	208	200,606	0.46%	230
Other	192,803	1.06%	505	318,570	0.78%	626

Total interest-bearing liabilities	1,072,008	0.64%	1,696	1,157,428	0.68%	1,985

Noninterest-bearing liabilities:
Demand deposits	689,965			677,583
Accrued expenses and other liabilities	23,351			23,466
Shareholders’ equity	137,415			135,184

TOTAL	$1,922,739			$1,993,661

Net interest income and margin (3)		2.94%	$13,336		2.66%	$12,763

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of deferred loan fees of $1.2 million and $1.0 million, respectively.

(2)	Other noninterest-earning assets includes the allowance for loan losses of $14.2 million and $13.4 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended March 31,
	2021			2020
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets:
Loans (1)	$1,415,506	4.18%	$14,584	$952,303	4.98%	$11,783
Federal funds sold	369,223	0.10%	88	96,834	1.37%	329
Investment securities	54,708	2.67%	360	28,294	2.72%	191

Total interest earning assets	1,839,437	3.31%	15,032	1,077,431	4.59%	12,303

Noninterest-earning assets:
Cash and due from banks	23,033			21,729
All other assets (2)	60,269			68,643

TOTAL	$1,922,739			$1,167,803

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$34,512	0.13%	$11	$23,747	0.12%	$7
Money market and savings	644,740	0.61%	972	476,493	1.19%	1,412
Time	199,953	0.42%	208	124,705	1.85%	575
Other	192,803	1.06%	505	15,070	3.39%	127

Total interest-bearing liabilities	1,072,008	0.64%	1,696	640,015	1.33%	2,121

Noninterest-bearing liabilities:
Demand deposits	689,965			375,039
Accrued expenses and other liabilities	23,351			21,406
Shareholders’ equity	137,415			131,343

TOTAL	$1,922,739			$1,167,803

Net interest income and margin (3)		2.94%	$13,336		3.80%	$10,182

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of deferred loan fees (costs) of $1.2 million and $(294,000), respectively.

(2)	Other noninterest-earning assets includes the allowance for loan losses of 14.2 million and $11.1 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED NON GAAP DATA (UNAUDITED)

(Dollars in Thousands)

REVENUE:	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Net interest income	$13,336	$12,763	$11,188	$10,785	$10,182
Non-interest income	921	916	1,028	777	1,290

Total revenue	$14,257	$13,679	$12,216	$11,562	$11,472

PPP RELATED DEFERRED FEES AND COSTS:				Amortization	Deferred
	Deferred Balance at Origination			of Deferred	Balance
	2020 Program	2021 Program	Total	Balance	Remaining
PPP fees	$9,086	$3,881	$12,967	$6,518	$6,449
PPP capitalized loan origination costs	2,451	536	2,987	1,679	$1,308

Net PPP fees	$6,635	$3,345	$9,980	$4,839	$5,141

IMPACT OF PPP ACTIVITY REFLECTED IN	Amortization of Deferred Balance
NET INTEREST INCOME:	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
PPP fees	$2,222	$2,083	$1,114	$1,099	$—
PPP capitalized loan origination costs	633	527	266	253	—

Net PPP fees	$1,589	$1,556	$848	$846	$—

NON-INTEREST EXPENSE:	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Total non-interest expense	$10,080	$10,416	$10,545	$6,440	$10,407
Total capitalized loan origination costs	1,513	1,198	986	4,797	912

Total operating expenses, before capitalization of loan origination costs	$11,593	$11,614	$11,531	$11,237	$11,319

GROSS LOANS:	03/31/21	12/31/20	09/30/20	06/30/20	03/31/20
Gross loans	$1,470,313	$1,369,070	$1,355,164	$1,299,481	$968,945
PPP loans	353,426	306,373	362,088	361,632	—

Gross loans, excluding PPP loans	$1,116,887	$1,062,697	$993,076	$937,849	$968,945